Exhibit 34.3

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             Report of Independent Registered Public Accounting Firm

First Data Resources, LLC

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that First Data Resources, LLC (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB, except for the criteria set forth in Sections 1122(d)(1)(i)-(iv), 1122(d)(2)(i) (except with respect to the Company taking electronic files and other electronic information received from IndyMac Bank, F.S.B. ("IndyMac") and periodically posting those to the transaction card master files maintained by the Company as required pursuant to the agreements between IndyMac and the Company (the "Transaction Agreements")), 1122(d)(2)(ii)-(vii), 1122(d)(3)(i)-(iv),
1122(d)(4)(i)-(iii), 1122(d)(4)(iv) (except with respect to the Company taking electronic files and other electronic information received from IndyMac and periodically posting those to the transaction card master flies maintained by the Company as required pursuant to the Transaction Agreements) and 1122(d)(4)(v)-(xv) (the "Criteria"(1)), for asset-backed securities transactions related to residential mortgage loans completed by IndyMac Bank F.S.B. (IndyMac) for which the Company performed First Data Activities, that were completed on or after January 1, 2006 and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Platform") as of and for the year ended December 31, 2007, which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either

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(1) Provided however, that with respect to Items 1122(d)(2)(i) and
1122(d)(4)(iv), the Company's responsibility is limited to taking electronic files and other electronic information received from IndyMac and periodically posting those to the transaction card master files maintained by the Company as required and pursuant to the Transaction Agreements (the "First Data Activities"), and the Company does not take responsibility for any other matters.

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prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2007 for the abovementioned Platform is fairly stated, in all material respects.


                                                           /s/ Ernst & Young LLP


January 31, 2008






                  A member firm of Ernst & Young Global Limited